Exhibit 10.2

Amendment 1

Employment Agreement for Joseph Frattaroli

Chief Financial Officer

Pursuant to the Compensation Committee recommendations of February 24, 2022 to the Board of Directors of Inhibikase Therapeutics, Inc., the following modification is made to the Employment Agreement of Joseph Frattaroli dated October 24, 2018:

1.	Article 3(a) is stricken in its entirety and replaced with the following:

“During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his or her duties and obligations under this Agreement, a base salary at the rate of $400,000 per annum (the “Base Salary”), payable in equal installments in accordance with the normal payroll practices of the Company. Executive’s Base Salary shall be subject to upward adjustment from time to time, as determined by the Board (or a committee thereof) in its sole discretion, but shall not be adjusted downward.”

2.	Article 3(b) is stricken in its entirety and replaced with the following:

“The Employee shall be eligible for a discretionary annual target bonus (an “Annual Bonus”) at the sole discretion of the Company equal to 40% of Base Salary (the “Annual Target Bonus”). The Annual Bonus is not a wage and, other than as set forth in Section 5, payment of a cash bonus is expressly conditioned upon the Employee being actually employed by the Company on the date such Annual Bonus is paid. Each Annual Bonus, if any, will be settled no later than March 15 of the year following the year in respect of which it was earned. Executive’s Annual Target Bonus rate shall be subject to upward adjustment from time to time, as determined by the Board (or a committee thereof) in its sole discretion.”

/s/ Dr. Paul Grint
Approved by:	Dr. Paul Grint
Chair, Compensation Committee

March 3, 2022

3350 Riverwood Parkway SE, Ste 1900		One Marina Park Drive, Ste 1410
Atlanta, GA 30339		Boston, MA 02210
678-392-3419	info@inhibikase.com	617-936-0184